Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into August 18, 2016 by and between SEITEL, INC., a Delaware corporation (together with its successors and assigns, the “Company”), and RICHARD KELVIN, (the “Executive”).
WHEREAS, the Company and the Executive have previously entered in an Employment Agreement dated August 1, 2014 (the “Agreement”); and,
WHEREAS, in light of the Executive’s increased responsibilities as President of Seitel Canada Ltd., in addition to his role as Chief Technology Officer of the Company, the Compensation Committee of the Company has approved the increase of the Executive’s annual bonus target; and
WHEREAS, in furtherance of such approval, the Company and the Executive wish to amend certain provisions of the Agreement.
THEREFORE, the Agreement is hereby amended, effective immediately, as follows:
1.     The Bonus provisions set forth in Section 5 of the Agreement are hereby deleted and are amended and restated in their entirety to read as follows:
5.    Bonus.
Beginning calendar year 2016, the “Cash Bonus” shall be determined under the annual incentive plan or program of the Company, the terms of which, including the threshold, target and maximum bonus levels, shall be proposed by the President and CEO, and approved in the sole and absolute discretion of the Board or Compensation Committee of the Board (the “Compensation Committee”) on a calendar year basis during the Term (the “Annual Incentive Plan”). If the Board or Compensation Committee determines that the Executive has obtained the targets in the Annual Incentive Plan, he will be eligible to receive a target amount of 70% of his Base Salary (“Target Bonus”) amount as a Cash Bonus. If the Executive exceeds the maximum target in the Annual Incentive Plan (as set forth therein), he will be eligible to earn a maximum Cash Bonus of up to 110% of his Base Salary. The Cash Bonus will be payable when bonuses are paid under Company policies and procedures or as determined by the Board or Compensation Committee, but in no event later than March 15th of the calendar year following the calendar year to which the Cash Bonus relates.
2.    Except as otherwise amended herein, all the terms and provisions of the Employment Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the undersigned have executed this Amendment on this, the 18th day of August, 2016.

SEITEL, INC.

By:	/s/ Robert D. Monson
Name: Robert D. Monson
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Richard Kelvin
Name: Richard Kelvin

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